Exhibit 5.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the use and reference to our name and reports evaluating a portion of Cenovus Energy Inc.’s (the “Corporation”) oil and gas reserves data, including estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2024 and 2023, estimated using forecast prices and costs, and the information derived from our reports, as described or incorporated by reference in the Corporation’s Registration Statement on Form F-10.

MCDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Michael Verney Name: Michael Verney, P.Eng. Title: Executive Vice President

Calgary, Alberta

November 28, 2025